NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Second Quarter Results

Utica, N.Y., July 14, 2004 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank (formerly SBU Bank), announced today its financial results for the quarter ended June 30, 2004. Net income was $2.7 million, or $0.19 per diluted share for the second quarter compared with $3.6 million, or $0.26 per diluted share for the second quarter of 2003. The decline in net income period-to-period is primarily attributable to expenses related to the Company's second step conversion and acquisition of BSB Bancorp, both of which were completed today, and declining net interest margin as more fully discussed in the following paragraphs.

Net interest income for the three months ended June 30, 2004 totaled $10.6 million, a decrease of 9.1% from the $11.6 million for the same period in 2003. The net interest margin for the three months ended June 30, 2004 and 2003 was 3.55% and 3.89%, respectively. The reduction occurred as the Company's assets repriced downward in the low market interest rate environment at a level above that of the downward repricing of the Company's cost of funds. The Company's yield on earning assets declined 73 basis points period-to-period, while our cost of funds declined by only 42 basis points. Reflecting the Company's previously aggressive efforts to drop deposit rates the Company's cost of funds has declined by only 16 basis points from the last quarter of 2003, while asset yields have declined 45 basis points. The net interest margin was also negatively impacted by orders received in the Company's second step conversion. These funds, which totaled $41.8 million at June 30, 2004, earn interest at the Company's savings account rate, and were invested in overnight funds, resulting in a spread of only 68 basis points, versus a spread on all earning assets of 327 basis points in the second quarter of 2004. The effect of this lower spread was an approximately 8 basis point reduction in net interest margin for the quarter.

Non performing assets declined for the sixth consecutive quarter, and totaled $3.2 million, or only 0.24% of total assets, compared with $11.6 million and 0.89% of assets at June 30, 2003.

Because of the substantial improvement in asset quality, a negative provision for loan losses of $460,000 was recorded in the second quarter of 2004, compared with a $283,000 positive provision for the same period of 2003. Despite the reduction in provisioning, the allowance coverage to non-performing loans was a strong 239% at June 30, 2004. The adjustment to the allowance was determined by an extensive review of the Company's asset quality and considered a variety of factors, including loan ratings, general economic conditions and specific borrower industry conditions. It does not consider the asset quality of BSB Bancorp. As a result of the merger, based on the composition of the BSB Bancorp loan portfolio and giving effect to acquisition adjustments, the allowance to total loans is initially expected to be approximately 2.1%.

Non-interest expenses were $9.6 million for the second quarter of 2004, and were $980,000 higher than the same period in 2003. The Company recorded $653,000 in merger and conversion expenses in the second quarter of 2004. These expenses, net of taxes, reduced earnings per share for the quarter by $0.03. Additionally, salaries and benefits increased $349,000 period-to-period, with the largest increases representing costs related to the pending acquisition of BSB Bancorp, and additional staffing in the commercial lending area as we seek to increase our focus on growing this business line.

Net income for the six months ended June 30, 2004, was $5.9 million, or $0.42 per diluted share, compared with $7.2 million, or $0.53 per diluted share for the same period in 2003 and reflects the impact of the items discussed in the quarterly analysis.

John Zawadzki, President & CEO of Partners Trust, commented, "The second quarter results are the last full quarter results we will be reporting before the second step conversion and BSB acquisition which were completed earlier today. The second quarter reflects some of the merger and conversion expenses, and the continued margin compression we anticipated in this interest rate environment. Of course, the next quarter will include the bulk of the merger expenses and related adjustments, but we also are excited about the prospects of the just completed transactions."

Total assets of the Company were $1.34 billion at June 30, 2004, a $54.4 million increase from the end of 2003. The increase is primarily attributed to $41.8 million in orders received for the Company's second-step conversion as previously discussed.

Attached to this press release is summarized financial information for the quarter and year-to-date period ended June 30, 2004.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 36 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President & CFO 315-738-4993
	June 30, 2004	December 31, 2003
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$ 1,339,473	$ 1,285,115
Gross loans (1)	814,367	805,250
Allowance for loan losses	7,436	8,608
Securities	338,196	344,954
Goodwill	34,523	34,523
Other intangible assets, net	2,886	3,288
Deposits, excluding stock subscriptions held in escrow	811,239	796,078
Stock subscriptions held in escrow	41,761	-
Borrowings (2)	293,011	296,625
Shareholders' equity	177,280	175,335
Non-performing loans	3,108	4,242
Other real estate owned and repossessed assets	75	121
Trust department assets (3)	69,845	69,828

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)
	(In thousands, except share data)
Selected Operating Data:
Interest income	$ 15,220	$ 17,445	$ 30,954	$ 35,955
Interest expense	4,663	5,826	9,440	12,198
Net interest income	10,557	11,619	21,514	23,757
Provision for loan losses	(460)	283	(460)	709
Net interest income after provision for loan losses	11,017	11,336	21,974	23,048
Net gain (loss) on sale of securities available-for-sale	-	-	-	-
Other non-interest income	2,737	2,748	5,372	5,160
Merger and conversion expense	653	-	766	-
Other non-interest expense	8,921	8,594	17,586	17,279
Income before income tax expense	4,180	5,490	8,994	10,929
Income tax expense	1,516	1,880	3,138	3,745
Net income	$ 2,664	$ 3,610	$ 5,856	$ 7,184
Basic earnings per share	$ 0.20	$ 0.27	$ 0.43	$ 0.53
Diluted earnings per share	$ 0.19	$ 0.26	$ 0.42	$ 0.53
Basic weighted average shares outstanding	13,615,922	13,519,624	13,602,321	13,513,250
Diluted weighted average shares outstanding	13,863,193	13,718,119	13,897,202	13,677,708
Dividends paid per share	$ 0.12	$ 0.07	$ 0.24	$ 0.14

(1) Excludes loans held for sale.
(2) Includes mortgagors' escrow funds.
(3)	Not included in total assets.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004(1)	2003(1)	2004(1)	2003(1)

Selected Financial and Other Data: (2)
Performance Ratios:
Return on average assets	0.82%	1.11%	0.91%	1.11%
Return on average equity	5.88%	8.48%	6.50%	8.59%
Interest rate information:
Yield on assets	5.12%	5.85%	5.24%	6.09%
Cost of funds	1.85%	2.27%	1.89%	2.40%
Net interest rate spread	3.27%	3.58%	3.35%	3.69%
Net interest margin (2)	3.55%	3.89%	3.64%	4.02%
Net charge-offs to average loans	0.21%	0.20%	0.18%	0.16%
Efficiency ratio (4)	72.43%	60.33%	68.72%	60.27%

	June 30, 2004	December 31, 2003

Asset Quality Ratios:
Non-performing loans to total loans	0.38%	0.53%
Non-performing assets to total assets	0.24%	0.34%
Allowance for loan losses to non-performing loans	239.25%	202.92%
Allowance for loan losses to total loans (5)	0.91%	1.07%

Equity ratios:
Book value per share	$ 12.81	$ 12.72
Book value per share,
including unallocated ESOP shares	12.46	12.35
Tangible book value per share	10.10	9.98
Tangible book value per share
including unallocated ESOP shares	$ 9.83	$ 9.69
Tier 1 leverage ratio	10.83%	10.84%

(1)	Ratios have been annualized where appropriate.
(2) Averages are daily averages.
(3)	Net interest income divided by average earning assets.
(4)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.
(5) Total loans excludes loans held for sale.

	2004		2003
	Second	First	Fourth	Third

Selected Quarterly Financial Data

Interest income	$ 15,220	$ 15,734	$ 16,240	$ 16,994
Interest expense	4,663	4,777	5,017	5,367
Net interest income	10,557	10,957	11,223	11,627
Provision for loan losses	(460)	-	-	391
Net interest income after provision for loan losses	11,017	10,957	11,223	11,236
Net gain (loss) on sale of securities available-for-sale	-	-	-	-
Other non-interest income	2,737	2,635	2,737	3,241
Merger & Conversion expense	653	113	-	-
Other non-interest expense	8,921	8,665	8,770	8,853
Income before income tax expense	4,180	4,814	5,190	5,624
Income tax expense	1,516	1,622	1,943	2,009
Net income	$ 2,664	$ 3,192	$ 3,247	$ 3,615
Basic earnings per share	$ 0.20	$ 0.23	$ 0.24	$ 0.27
Diluted earnings per share	$ 0.19	$ 0.23	$ 0.23	$ 0.26
Basic weighted average shares outstanding	13,615,922	13,588,719	13,567,189	13,532,398
Diluted weighted average shares outstanding	13,863,193	13,931,211	13,853,994	13,789,794
Dividends paid per share	$ 0.12	$ 0.12	$ 0.10	$ 0.10
Net interest margin (1)	3.55%	3.73%	3.82%	3.91%
Return on average assets	0.82%	1.00%	1.01%	1.11%
Return on average equity	5.88%	7.13%	7.35%	8.22%
Efficiency ratio (2)	72.43%	65.08%	63.19%	60.93%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.